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                                                                     Exhibit 8.1



Piper Marbury Rudnick & Wolfe LLP
Charles Center South
36 South Charles Street
Baltimore, Maryland 21201-3018
www.piperrudnick.com

PHONE (410) 539-2530
FAX (410) 539-0489

                               December 29, 1999

Columbia Bancorp
10480 Little Patuxent Parkway
Columbia, Maryland 21044

Suburban Bancshares, Inc.
7505 Greenway Center Drive
Greenbelt, Maryland 20768

  Merger of Suburban Bancshares, Inc. with and into Columbia Bancorp
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Ladies and Gentlemen:

     We have acted as special counsel to Columbia Bancorp in connection with the transactions contemplated by the Plan and Agreement to Merge, dated as of September 28, 1999, as amended (the "Merger Agreement"), by and between Columbia Bancorp and Suburban Bancshares, Inc. This opinion is delivered on the effective date of a Registration Statement on Form S-4 (the "Registration Statement"), which includes the definitive Joint Proxy Statement/Prospectus of Acquirer and Suburban Bancshares (the "Proxy Statement/Prospectus"), with respect to the transactions contemplated by the Merger Agreement. The delivery of a letter expressing opinions in substantially the form hereof, and the reconfirmation of such opinions on and as of the Effective Time, are conditions to the obligations of Suburban Bancshares to consummate the Merger pursuant to section 7.3(d) of the Merger Agreement. All capitalized terms used herein, unless otherwise specified, shall have the meanings ascribed to them in the Merger Agreement.

     In rendering our opinions, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Proxy Statement/Prospectus and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below. Our opinions assume, among other things, the accuracy as of the date hereof, and the accuracy as of the Effective Time, of such facts, information, covenants, statements and representations, as well as an absence of any change in the foregoing that are material to such opinions between the date hereof and the Effective Time.

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     We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We have also assumed that the transactions related to the Merger or contemplated by the Merger Agreement that are to be consummated at the Effective Time will be consummated at the Effective Time in accordance with the Merger Agreement and as described in the Proxy Statement/Prospectus. In addition, our opinions are expressly conditioned on, among other things, the accuracy as of the date hereof, and the accuracy as of the Effective Time, of statements and representations contained in certificates executed by officers of Columbia Bancorp and Suburban Bancshares as to certain facts relating to, and knowledge and intentions of, Columbia Bancorp and Suburban Bancshares, and certain facts relating to the Merger. We have assumed that such statements and representations will be reconfirmed as of the Effective Time.

     In rendering our opinion, we have considered the applicable provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder by the Treasury Department (the "Regulations"), pertinent judicial authorities, rulings of the U.S. Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that the Code, the Regulations, judicial decisions, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A material change in any of the authorities upon which our opinions are based could affect our conclusions stated herein. In addition, there can be no assurance that the Internal Revenue Service would not take a position contrary to that which is stated in this opinion letter.

     Based upon and subject to the foregoing, we are of the opinion that, for United States federal income tax purposes:

          (1) The transfer of all of the assets of Suburban Bancshares to Columbia Bancorp, and the assumption by Columbia Bancorp of the liabilities of Suburban Bancshares pursuant to the terms of the Plan, will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code. Suburban Bancshares and Columbia Bancorp will each be a "party to the reorganization" within the meaning of Section 368(b) of the Code.

          (2) A holder of Suburban Bancshares Common Stock who receives solely shares of Columbia Bancorp Common Stock in exchange for his Suburban Bancshares Common Stock (including fractional shares of Columbia Bancorp Common Stock deemed issued as described below) will not recognize any gain or loss upon the exchange.

          (3) A holder of Suburban Bancshares Common Stock who receives cash in lieu of a fractional share of Columbia Bancorp Common Stock will be treated as if he received a fractional share of Columbia Bancorp Common Stock pursuant to the Merger and Columbia Bancorp then redeemed such fractional share for the cash received. Such a holder will recognize capital gain or loss on the constructive redemption of the fractional share in an amount equal to the difference between the cash received and the adjusted basis of the fractional share.

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          (4)  The basis of the Columbia Bancorp Common Stock received by the
     Suburban Bancshares stockholders (including fractional shares of Columbia Bancorp Common Stock deemed issued as described above) will be the same as the basis of the Suburban Bancshares Common Stock surrendered in exchange therefor.

          (5) The holding period of the Columbia Bancorp Common Stock received by the Suburban Bancshares stockholders will include the period during which the Suburban Bancshares Common Stock surrendered in exchange therefor was held, provided that the Suburban Bancshares Common Stock is held as a capital asset in the hands of the Suburban Bancshares stockholders on the date of the exchange.

          (6) No gain or loss will be recognized by Suburban Bancshares upon the transfer of all of its assets to Columbia Bancorp in exchange for shares of the Common Stock of Columbia Bancorp and the assumption by Columbia Bancorp of the liabilities of Suburban Bancshares.

          (7) No gain or loss will be recognized by Columbia Bancorp upon the receipt by Columbia Bancorp of all of the assets of Suburban Bancshares in exchange for shares of the Common Stock of Columbia Bancorp and the assumption by Columbia Bancorp of the liabilities of Suburban Bancshares.

          (8) The basis of each asset of Suburban Bancshares in the hands of Columbia Bancorp will be the same as the basis of such asset in the hands of Suburban Bancshares immediately prior to the Merger; the holding period of each such asset in the hands of Columbia Bancorp will include the periods during which such asset was held by Suburban Bancshares.

          (9) No gain or loss will be recognized to the stockholders of Columbia Bancorp as a result of the transactions contemplated by the Plan.

          (10) The accumulated earnings and profits of Suburban Bancshares on the Effective Date will be added to the accumulated earnings and profits of Columbia Bancorp and will be available for subsequent distributions of dividends within the meaning of Section 316 of the Code.

          (11) The summary of Federal income tax consequences set forth in the Proxy Statement/Prospectus under the heading "The Merger - Material Federal Income Tax Consequences" are accurate in all material respects as to matters of law and legal conclusions.

     Except as set forth above, we express no opinion to any party as to any consequences of the Merger or any transactions related thereto. We are furnishing this opinion to you solely in connection with the effectiveness of the Registration Statement, and it is not to be used, relied upon, circulated, quoted or otherwise referred to by any other person for any other purpose without our prior written consent. In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the use of our name in the Proxy Statement/Prospectus and to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules

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and regulations of the Securities Exchange Commission thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the matters stated, represented or assumed herein or any subsequent changes in applicable law.

                              Very truly yours,

                              /s/ Piper Marbury Rudnick & Wolfe LLP

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